Exhibit 99.1

IO Biotech Announces Second Quarter Results for 2022

•	Announced initiation and dosing of first patient in global Phase 3 combination trial of IO102-IO103 and KEYTRUDA® (pembrolizumab) as first-line treatment in advanced melanoma

•	Announced initiation and dosing of first patient in Phase 2 Trial of IO102-IO103 in combination with KEYTRUDA® (pembrolizumab) as first line treatment in multi-cohort basket trial

•

Two presentations at ASCO highlighted current clinical trials with IO102-IO103 in combination with pembrolizumab and updated data cut from Phase 1/2 study of IO102-IO103 in combination with nivolumab showing high response rates in metastatic melanoma presented at AACR

•	Strong balance sheet with $170.1 million cash runway to support multiple expected data readouts into mid-2024

New York, New York – August 11, 2022: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform, announced today financial results for the quarter ending June 30, 2022.

“We continue to advance our promising pipeline of novel cancer immunotherapies following clinical trial milestones achieved in the first half of the year,” said Mai-Britt Zocca, Ph.D., President and Chief Executive Officer of IO Biotech. “During the quarter we were pleased to announce the initiation and dosing of first patients our Phase 3 global combination trial of IOB102-103 with pembrolizumab as a potential first line treatment in advanced melanoma. We look forward to enrolling patients across the U.S., Australia and Europe. We will provide an update on the anticipated timing of the interim data once we have sufficient information. During the quarter, we also announced the initiation and dosing of the first patient in our Phase 2 basket trial of IO102-IO103 in combination with pembrolizumab. We expect to receive preliminary data in one indication in the second half of 2022, and additional data in 2023.

“In June, we shared two poster presentations highlighting clinical trials in progress with IO102-IO103 in combination with pembrolizumab in metastatic solid tumors and in untreated, unresectable or metastatic melanoma at the ASCO 2022 Annual Meeting. We are excited to build on the promising clinical activity seen from our previous Phase 1/2 clinical trial evaluating IO102-IO103 in metastatic melanoma as we believe that our T-win® platform—and its novel approach to activate naturally occurring T cells to target immunosuppressive mechanisms—has the potential to benefit patients in need of more treatment options. With a solid balance sheet and substantial cash runway to carry us through multiple expected data readouts into mid-2024, we look forward to sharing further progress in the coming months.”

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 1 of 6

Highlights for Second Quarter 2022 and Recent Weeks

•	Announced initiation and dosing of the first patient in the Phase 3 IOB-013/KN-D18 trial of IO102-IO103 and KEYTRUDA® (pembrolizumab) as first-line treatment in advanced melanoma (NCT05155254);

•	Announced initiation and dosing of the first patient in the Phase 2 IOB-022/KN-D38 basket trial in solid tumors (NCT05077709) in April 2022;

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Announced the presentation of two posters highlighting clinical trials in progress with IO102-IO103 as an investigational agent in combination with pembrolizumab in metastatic solid tumors and in untreated, unresectable or metastatic melanoma at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	Hosted Part 1 of Key Opinion Leader Webinar Series: A New Way to Kill Tumors–IO102-IO103 Phase 3 Trial in Combination with Anti-PD-1 in Advanced Melanoma

•	New data from MM1636 Phase 1/2 clinical trial presented at 2022 American Association for Cancer Research (AACR) Annual Meeting

•	Three-year overall survival probability of 73%

•	Subgroup analyses including patients with poor prognosis

Second Quarter Financial Results

•	Net loss for the three months ended June 30, 2022 was $18.5 million, compared to $38.4 million for the quarter ended June 30, 2021.

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Research and development expenses were $12.2 million for the three months ended June 30, 2022, compared to $6.7 million for the three months ended June 30, 2021. The increase of $5.5 million was primarily related to an increase in preclinical studies and clinical trial-related activities for our IO102-IO103 product candidate, including the initiation of our Phase 3 clinical trial, of $2.6 million, an increase in costs for chemistry, manufacturing and control, activities of $0.5 million, and an increase in personnel costs of $2.1 million primarily related to an increase in headcount and related recruiting costs.

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General and administrative expenses were $5.9 million for the three months ended June 30, 2022, compared to $2.2 million for the three months ended June 30, 2021. The increase of $3.7 million was primarily related to an increase in personnel costs of $1.5 million primarily related to an increase in headcount and related recruiting costs and an increase in consultants and other costs of $2.7 million, partially offset by a decrease in professional services of $0.5 million related primarily to corporate legal fees and audit and tax fees.

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Other expense was a net expense of $0.2 million for the three months ended June 30, 2022 compared to a net expense of $29.4 million for the three months ended June 30, 2021. The increase of $29.2 million was mainly due to fair-value adjustments on preferred stock tranche obligations were losses of $29.4 million for the three months ended June 30, 2021.

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 2 of 6

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Cash and cash equivalents at June 30, 2022 were $170.1 million, compared to $211.5 million at December 31, 2021. Cash on hand is expected to support operations through anticipated data readouts into mid-2024.

About the IOB-013/KN-D18 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment will be 300 patients from centers spread across Europe, Australia, and the United States. Biomarker analyses will also be conducted. IO Biotech will sponsor the Phase 3 trial and Merck will supply pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-022/KN-D38

IOB-022/KN-D38 is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in each of the following first-line indications: NSCLC, SCCHN, and mUBC. The clinical trial will be sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

About IO102-IO103

IO102-IO103 is an investigational cancer immunotherapy designed to target the immunosuppressive mechanisms mediated by the key immunosuppressive proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies based on its T-win® technology platform. The T-win® platform is a novel approach to cancer immunotherapy designed to activate naturally occurring T cells to target immunosuppressive mechanisms. IO Biotech is advancing in clinical studies its lead immuno-oncology candidate, IO102-IO103, targeting IDO and PD-L1, and through clinical and preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has additional offices within the United States (New York, New York and Rockville, Maryland) and United Kingdom (Monmouthshire).

For further information, please visit www.iobiotech.com

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 3 of 6

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding future clinical trials and results, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:

Mai-Britt Zocca, Ph.D.

President and CEO

IO Biotech, Inc.

mz@iobiotech.com

Investor Contact:

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577

cdavis@lifesciadvisors.com

Media Contact:

Raena Mina, Ph.D.

LifeSci Communications

646-606-1438

rmina@lifescicomms.com

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

—tables to follow—

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 4 of 6

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$12,226	$6,735	$22,531	$9,583
General and administrative	5,935	2,248	12,639	3,213

Total operating expenses	18,161	8,983	35,170	12,796

Loss from operations	(18,161)	(8,983)	(35,170)	(12,796)

Other income (expense)
Currency exchange gain (loss), net	(286)	155	(305)	292
Interest income	158	—	173	—
Interest expense	(102)	(71)	(226)	(143)
Fair value adjustments on preference shares tranche obligations	—	(29,460)	—	(29,460)

Total other income (expense), net	(230)	(29,376)	(358)	(29,311)

Loss before income tax expense	(18,391)	(38,359)	(35,528)	(42,107)
Income tax expense	104	—	171	—

Net loss	(18,495)	(38,359)	(35,699)	(42,107)
Cumulative dividends on class B and C preference shares	—	(2,094)	—	(3,933)

Net loss attributable to common shareholders	(18,495)	(40,453)	(35,699)	(46,040)

Net loss per common share, basic and diluted	$(0.64)	$(228.29)	$(1.24)	$(259.82)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,815,267	177,200	28,815,267	177,200

Other comprehensive loss
Net loss	(18,495)	(38,359)	(35,699)	(42,107)
Foreign currency translation	(4,379)	1,190	(7,026)	(576)

Total comprehensive loss	(22,874)	(37,169)	(42,725)	(42,683)

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 5 of 6

IO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$170,122	$211,531
Prepaid expenses and other current assets	8,839	10,207

Total current assets	178,961	221,738
Restricted cash	268	268
Property and equipment, net	358	155
Right of use lease asset	2,148	—
Noncurrent assets	910	127

Total assets	$182,645	$222,288

Liabilities, convertible preference shares and stockholders’ equity
Current liabilities
Accounts payable	$4,541	$3,928
Lease liability - current	419	—
Accrued expenses and other current liabilities	3,587	6,377

Total current liabilities	8,547	10,305
Lease liability - noncurrent	1,921	—
Other long-term liabilities	—	59

Total liabilities	10,468	10,364

Convertible preference shares
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of June 30, 2022 and December 31, 2021	29	29
Additional paid-in capital	322,643	319,665
Accumulated deficit	(141,980)	(106,281)
Accumulated other comprehensive loss	(8,515)	(1,489)

Total stockholders’ equity	172,177	211,924

Total liabilities, convertible preference shares and stockholders’ equity	$182,645	$222,288

IO Biotech ApS Ole Maaløes Vej 3 2200 Copenhagen N, Denmark www.iobiotech.com	Page 6 of 6